Exhibit 99.1

SENOMYX SIGNS LETTER AGREEMENT WITH PEPSICO REGARDING POTENTIAL COLLABORATION RELATED TO

THE DISCOVERY, DEVELOPMENT, AND COMMERCIALIZATION OF

NEW SWEET FLAVOR INGREDIENTS

Proposed Collaboration Would Include the Discovery and Commercialization of Artificial & Natural Sweet Enhancers and Natural High Potency Sweeteners for Use in Non-Alcoholic Beverage Products

SAN DIEGO, CA — June 24, 2010 — Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the food, beverage, and ingredient supply industries, announced today that it and PepsiCo (NYSE:PEP), the world’s second-largest food and beverage company, have signed a letter agreement and entered into an exclusive 60-day negotiation period regarding the completion of a definitive agreement for a new collaboration related to Senomyx’s sweet taste technology.  The letter agreement includes key commercial and financial terms for a potential multi-year collaborative research program focused on the discovery, development, and commercialization of new artificial sweet enhancers, natural sweet enhancers, and natural high potency sweeteners for the non-alcoholic beverage category.  Under the letter agreement, Senomyx will receive a payment of $7.5 million from PepsiCo.  The payment, which is non-refundable except under limited circumstances, will be paid immediately and later applied to an upfront license fee if Senomyx and PepsiCo enter into a final definitive agreement.

“Senomyx shares PepsiCo’s commitment to providing consumers with healthier, great-tasting products,” stated Kent Snyder, Chief Executive Officer of the Company.  “We are looking forward to finalizing our agreement and using our unique technology to help PepsiCo expand its product portfolio.  We believe that our potential new collaboration would include a commercialization timeframe and other terms that are beneficial for both companies.”

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  The Company has product discovery and development collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  For more information, please visit http://www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Such statements include, but are not limited to, statements regarding the parties’ plans to enter into a new collaborative agreement related to the discovery and commercialization of new flavor ingredients and the anticipated terms of any proposed collaboration agreement.  While discussions between Senomyx and PepsiCo are underway, there can be no assurance that any agreement will be reached on favorable terms, or at all, or that any collaboration agreement will be on the terms that are currently being discussed.  These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.”  All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

858-646-8369

gwen.rosenberg@senomyx.com

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